
                                                                      Exhibit 12

                            Fieldcrest Cannon, Inc.

               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in thousands)

                         Nine
                        months
                         ended
                       Sept. 30                     Years ended December 31,
                         1993        1992        1991        1990        1989        1988
                       --------    --------     -------    --------     -------     -------
Income (loss) from      $12,794     $26,576     $ 3,574    $(48,493)    $51,861     $38,283
continuing
operations before
provision for
income taxes per
statement of
income

Add:

Interest on              20,260      32,603      35,796      34,392      28,310      29,869
indebtedness

Amortization of           1,364       1,546       1,202       1,128       1,071       1,055
debt expense

Portion of rents          4,820       5,844       5,318       5,601       8,940       8,455
representative of
the interest
factor
- --------------------------------------------------------------------------------------------
Income as adjusted      $39,238     $66,569    $45,890     $ (7,372)    $90,182     $77,662
- --------------------------------------------------------------------------------------------

Fixed Charges

Interest on             $20,260     $32,603     $35,796     $34,392     $28,310     $29,869
indebtedness

Amortization of           1,364       1,546       1,202       1,128       1,071       1,055
debt expense

Portion of rents          4,820       5,844       5,318       5,601       8,940       8,455
representative of
the interest
factor

- --------------------------------------------------------------------------------------------
Fixed charges           $26,444     $39,993     $42,316     $41,121     $38,321     $39,379
- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------

Ratio of earnings          1.48        1.66        1.08          --        2.35        1.97
to fixed charges
(1)
- --------------------------------------------------------------------------------------------

(1) For the year ended December 31, 1990, earnings were insufficient to cover fixed charges. The coverage deficiency was $48,493.
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